Exhibit 10.1

INNOVIVA, INC.
April 29, 2022
Pavel Raifeld
BY EMAIL
Re: Employment Offer Letter Agreement
Dear Pavel,
The purpose of this letter is to set forth the terms of the mutual understanding between Innoviva, Inc. (the “Company”) and you regarding the details of your continued employment with the Company.  The term of your employment with the Company hereunder will commence on May 1, 2022 (the “Commencement Date”) and will continue until April 30, 2024 (the “Initial Term”).  The term of your employment hereunder will automatically be extended for successive one-year periods (collectively with the Initial Term, the “Term”) unless either party gives written notice of non-extension to the other no later than sixty (60) days prior to the expiration of the then-applicable Term.  Notwithstanding the foregoing, your employment hereunder may be earlier terminated in accordance with this letter.
During the Term, you will continue to serve as the Chief Executive Officer and will report to, and have such duties and responsibilities as are assigned from time to time by, the Company’s Board of Directors (the “Board”).  Your principal place of employment shall be at the Company’s headquarters in California, although you understand and agree that you may be required to travel from time to time for business reasons.
As a condition to your employment with the Company, you agree to observe and comply with all of the rules, regulations, policies and procedures established by the Company from time to time, as well as all applicable laws and all rules and regulations imposed by any governmental regulatory authority from time to time.  Without limiting the foregoing, you agree that during your employment, you will devote your full business time, attention, skill and best efforts to the performance of your duties and responsibilities hereunder and not to engage in any other business or occupation during your employment, including, without limitation, any activity that (x) conflicts with the interests of the Company or any of its subsidiaries, (y) interferes with the proper and efficient performance of your duties for the Company, or (z) interferes with your exercise of judgment in the Company’s best interests.  Notwithstanding the foregoing, nothing herein shall preclude you from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, and (iii) managing your personal investments and affairs; provided, however, that the activities set out in clauses (i), (ii), and (iii) shall be limited by you so as not to materially interfere, individually or in the aggregate, with the performance of your duties and responsibilities hereunder.
Your base salary on an annualized basis will be $455,000 during the portion of the Initial Term beginning May 1, 2022 and ending April 30, 2023 (the “First Year”) and will be $500,000 during the portion of the Initial Term beginning May 1, 2023 and ending April 30, 2024 (the “Second Year”).  You will be eligible to receive an annual discretionary bonus, which may, at the discretion of the Board or its Compensation Committee (the “Committee”), be based on the Company’s performance against its annual goals and a review of your individual performance, and determined at the sole discretion of the Board or the Committee.  The amount of the bonus will be up to 70% of your annual salary during the First Year and up to 80% of your annual base salary during the Second Year, which the Board or the Committee may elect to apply on a pro-rated basis for any bonus year for which the maximum bonus opportunity changes mid-year.  You must be an active employee in good standing at the time the bonus is paid in order to receive the bonus.  Your bonus, if any, will be paid on the same date that such bonuses are paid to similarly-situated employees of the Company.

Within sixty (60) days following the Commencement Date and subject to the approval of the Board or the Committee, the Company will grant you nonqualified options (the “Options”) to purchase 150,000 shares of the Company’s Common Stock in accordance with the Company’s standard Notice of Stock Option Grant and Stock Option Agreement.
During your employment, you will be eligible to participate in all employee benefits plans from time to time adopted by the Company and in effect for similarly-situated employees of the Company, and you will be entitled to paid time off and holidays in accordance with Company policy.  Notwithstanding the foregoing, the Company expressly reserves the right to amend, modify or terminate any employee benefit plan or policy at any time, with or without notice.  You will also be reimbursed for all pre-approved and documented out-of-pocket business expenses reasonably incurred by you in the course of performing your duties hereunder in accordance with the Company’s policies.
You acknowledge and agree that the Company may withhold and deposit all federal, state and local income and employment taxes that are owed with respect to all amounts paid or benefits provided to or for you by the Company.
While we hope that your employment with the Company be mutually satisfactory, your employment status will be “at-will.”  As a result, both you and the Company are free to terminate the employment relationship at any time for any reason, with or without cause.  This is the full and complete agreement between us with respect to the nature of your employment status.  Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures to which you will be subject, may change from time to time, the “at-will” nature of your employment may only be changed in an express writing signed by you and a Director of the Company.  Notwithstanding the foregoing, if your employment is terminated by the Company without Cause (as defined below) (other than due to your death or disability), you will be entitled to: (i) continued payment of your base salary in accordance with the Company’s regular payroll practices during the longer of (x) the six (6) month period immediately following the date of such termination or (y) the period beginning on the termination date and ending April 30, 2024, and (ii) continued eligibility to receive a pro-rata bonus (based on the number of full months of employment completed in the year of termination) for the year of termination (less all applicable withholding taxes), subject to the terms and conditions of the Company’s bonus program in effect at the time of termination (other than continued employment) including the achievement of any performance conditions, payable at the same time as bonuses are paid to active employees.  Your receipt of such severance payments will be conditioned upon your execution, delivery to the Company and non-revocation of a general release of claims in a form acceptable to the Company within sixty (60) days following the date of termination of your employment and any payments otherwise payable prior to the effective date of such release shall be automatically delayed until the effective date of the release.  If you fail to return the release on or before the deadline set forth in the form of release, or if you revoke the release, then you will not be entitled to any severance payments.  In addition, your receipt of such severance payments will be conditioned upon your continued compliance with this letter and the Restrictive Covenant Agreement and upon any breach of such obligations and restrictions, the Company shall be entitled (in addition to any other remedies available under applicable law) to an immediate refund of any such severance payments already received by you.  For the avoidance of doubt, your sole and exclusive remedy upon a termination of employment without Cause shall be receipt of the severance payments described herein, and such payments are in lieu of, and not in addition to, any other severance that you may be eligible to receive pursuant to any other agreement, plan or policy of the Company or any of its affiliates (collectively, the “Group”).

For purposes of the above severance provision, “Cause” shall mean your: (i) unauthorized use or disclosure of the confidential information or trade secrets of the Company or any other member of the Group, which use causes material harm to the Company or any other member of the Group, (ii) material breach of any written agreement between you and the Company or any other member of the Group, (iii) material failure to comply with the written policies or rules of the Company or any other member of the Group, (iv) conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (v) willful misconduct or negligence in the performance of your duties, (vi) continued failure to perform lawful assigned duties after receiving written notification from the Board, or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or any other member of the Group or their respective directors, officers or employees, if the Company has requested your cooperation.
Any payment otherwise required to be made hereunder to you at any date as a result of the termination of your employment shall be delayed for such period of time (the “Delay Period”) as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended.  On the first business day following the expiration of the Delay Period, you shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.
Upon any termination of your employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by you, you will be deemed to have resigned from any and all directorships, committee memberships, and any other positions you hold with the Company or any other member of the Group and you hereby agree to execute any documents that the Company (or any member of the Group) determines necessary to effectuate such resignations.
You represent and warrant that: (i) you are not subject to any legal or contractual duty or agreement that would prevent or prohibit you from performing your duties for the Company or complying with this letter, and (ii) you are not in breach of any legal or contractual duty or agreement, including any agreement concerning trade secrets or confidential information, owned by any other person or entity.  You further agree that during your employment with the Company and in connection with the performance of your duties for the Company, you will not breach any legal or contractual duty or agreement you entered into with any former employer or third party.  You acknowledge that you are in possession of material non-public information regarding the Company and that you will be bound by the Company’s policies with respect to securities trading restrictions during your employment with the Company.
The terms contained in this letter constitute and embody our full and complete understanding and agreement with respect to your employment with the Company, and supersede and replace any prior or contemporaneous agreements or understandings, written or oral, concerning such subject matter, including, without limitation, that certain employment offer letter agreement, dated May 20, 2020, by and between you and the Company.  For the avoidance of doubt, this letter shall not affect that certain Restrictive Covenant Agreement, dated as of May 20, 2020, by and between you and the Company.  The terms of this letter may be modified only by a writing duly executed by you and the Company, and this letter, and your obligations hereunder, may not be assigned by you without the prior written consent of the Company.  The benefits and obligations contained in this letter will inure to the benefit of and be binding upon the Company and its respective successors and assigns.  The provisions of this letter will survive any termination of your employment to the extent necessary to give effect thereto.
This letter is governed by and construed under the laws of the State of California applicable to agreements made and to be performed in that state, without regard to conflict of laws rules.  By signing below, you agree that all disputes and claims of any nature that you may have against the Company or any other member of the Group including, without limitation, all statutory, contractual, and common law claims and claims pursuant to this letter, will be submitted solely and exclusively first to mandatory mediation and, if mediation is unsuccessful, then to binding arbitration in accordance with the then-current arbitration rules and procedures of the Judicial Arbitration Mediation Services (JAMS) to be held in the closest JAMS office to Burlingame, California (or such other location as mutually agreed to by the parties).  All information regarding the dispute or claim and mediation and arbitration proceedings, including any settlement, shall not be disclosed by you or any mediator or arbitrator to any third party without the written consent of the Company, except with respect to judicial enforcement of any arbitration award.  The cost of any mediation or arbitration will be borne by the non-prevailing party or, if neither party is the prevailing party, such cost will be borne equally between you and the Company, except where prohibited by applicable law.
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If you are in agreement with the terms of your employment with the Company described above, please execute this Agreement where indicated below and return to me.  The execution of this letter may be by actual or facsimile signature.
Sincerely,
INNOVIVA, INC.
By: ____________________________
Name:
Title:
AGREED AND ACCEPTED as of this
___ day of _______, 2022 by:
_________________________________
Pavel Raifeld

[Signature Page to P. Raifeld Letter Agreement]